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                                                       Exhibit 7.G
     ROAMER ONE HOLDINGS, INC.
     1431 West 117th Street
     Cleveland, Ohio  44102


                                   February 27, 1996




VIA FACSIMILE (416) 221-3800
AND REGULAR U.S. MAIL

Mr. John G. Simmonds
Simmonds Capital Ltd.
5255 Yonge Street, Suite 1050
Willowdale, Ontario
Canada
M2N 6P4

     RE:  Amendment to Option Agreement dated June 16, 1995

Dear John:

     This letter will confirm the agreement we have reached concerning the Option Agreement previously executed by and between Roamer One Holdings, Inc. ("ROH") and Simmonds Communications, Ltd. ("SCL") relating to 1,800,000 shares of INTEK Diversified Corporation ("INTEK"). For good and valuable consideration ROH and SCL have agreed to amend the Option Agreement as follows:

     1. On March 1, 1996, SCL will exercise its option on 200,000 shares of INTEK by wire transfer of $300,000 to the escrow account of Kohrman Jackson & Krantz, attention S. L. Wasserman; IOLTA Provident Bank; ABA No. 042000424; Account No. 0619-520.

     2. SCL will exercise its option for the remaining 1,600,000 shares beginning April 1, 1996, at the rate of 50,000 shares per week, with contemporaneous wire transfers of $75,000 per week to the referenced escrow account. It is the intention of SCL and ROH that SCL will exercise its option with respect to all 1,800,000 shares of INTEK on or before November 30, 1996.

     3. SCL and ROH will jointly advise the R-M Trust Company, which holds the INTEK certificates pursuant to the Pledge Agreement, of our agreement to amend the terms of the Option Agreement, and will deliver a signed copy to and obtain a written acknowledgment from the R-M Trust Company of the terms hereof.


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Roamer One Holdings, Inc.
Mr. John G. Simmonds
Page Two
February 27, 1996




     4. In the event SCL fails to exercise any of its weekly options to purchase 50,000 shares of INTEK, SCL or its assigns will forfeit the option to purchase any shares not purchased, subject to the terms and conditions set forth in the Option Agreement.

     Except as modified hereby, all other terms and conditions of the Option Agreement shall remain in full force and effect. Further, ROH and SCL agree to execute such further agreements, documents or other instruments as may be required to effectuate the terms hereof.

     Kindly acknowledge your acceptance of and agreement to the terms and conditions of this letter by signing and dating below, and returning a copy to our offices.

                                   Very truly yours,

                                   /s/ Nicholas R. Wilson

                                   Nicholas R. Wilson
                                   President



Agreed to and Acknowledged by:

Simmonds Capital Ltd.

By:     /s/ John G. Simmonds
     -------------------------
Its:  President and CEO

Date:  February 27, 1996